As filed with the Commission on January 2, 2008

Registration No. 333-105137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ABX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1631624
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

145 Hunter Drive, Wilmington, Ohio	45177
(Address Of Principal Executive Offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market, LLC

Preferred Stock Purchase Rights, with respect to Common Stock, par value $0.01 per share	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-105137 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

EXPLANATORY NOTE

ABX Holdings, Inc. (the “Company”), a Delaware corporation, files this Post-Effective Amendment to the Registration Statement on Form 8-A, as amended, (this “Amendment”) as the successor registrant to its wholly-owned subsidiary, ABX Air, Inc. (“Predecessor”), a Delaware corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Agreement and Plan of Reorganization dated December 31, 2007, among the Company, Predecessor, and ABX Merger Sub Inc., a Delaware corporation, Predecessor reorganized into a holding company structure, effective as of December 31, 2007, whereby the Company became the holding company for Predecessor.

This Amendment pertains to the adoption by the Company of Registration Statement No. 333-105137, originally covering the Predecessor Common Stock, par value $0.01 per share (the “Predecessor Common Stock”), and Predecessor rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, pursuant to the Preferred Stock Rights Agreement, dated as of August 15, 2003, as amended, between Predecessor and National City Bank, as rights agent (“Predecessor Rights”). As a result of the reorganization, each Predecessor Right outstanding at the effective time of the reorganization was converted into the right to purchase identical Series A Junior Participating Preferred Stock of the Company, par value $0.01 per share, pursuant to the Preferred Stock Rights Agreement, dated as of December 31, 2007, between the Company and National City Bank, as rights agent (“Company Rights”).

In accordance with Rule 414 under the securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 2. Exhibits.

The following exhibits are filed as part of this registration statement on Form 8-A.

4.1	Certificate of Incorporation of ABX Holdings, Inc. (included as Exhibit A to Exhibit 4.3 filed herewith).

4.2	Amended and Restated Bylaws of ABX Holdings, Inc. (filed herewith).

4.3	Preferred Stock Rights Agreement by and between ABX Holdings, Inc. and National City Bank, dated December 31, 2007 (filed herewith).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

ABX Holdings, Inc.
Date: January 2, 2008	By:	/s/ W. Joseph Payne
	Name:	W. Joseph Payne
	Title:	Vice President, General Counsel & Secretary

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